Exhibit 10.3
TERMS FOR 2011 RSU GRANT FOR RICHARD T. CLARK
RESTRICTED STOCK UNIT TERMS
FOR 2011 GRANTS
UNDER THE MERCK & CO. INC 2010 INCENTIVE STOCK PLAN
This is a summary of the terms applicable to the Restricted Stock Unit (RSU) Award specified in this document. Different terms may apply to any prior or future RSU Awards.

Grant Type:	RSU — Richard T. Clark
Units Granted	180,343
Grant Date:	February 8th, 2011
Vesting Date:	February 8th, 2014
Eligibility: Eligibility for grants is determined under the Merck & Co. Inc. 2010 Incentive Stock Plan for employees of the Company, its subsidiaries, its affiliates or its joint ventures if designated by the Compensation and Benefits Committee of Merck’s Board of Directors, or its delegate (the “Committee”).
I. GENERAL INFORMATION
A. Restricted Period. The Restricted Period is the period during which this RSU Award is restricted and subject to forfeiture. The Restricted Period begins on the Grant Date and ends on the third anniversary of the Grant Date unless ended earlier under Article II below.
B. Dividend Equivalents. During the Restricted Period, dividend equivalents will be accrued for the holder (“you”) if and to the extent dividends are paid by the Company on Merck Common Stock. Payment of such dividends will be made, without interest or earnings, at the end of the Restricted Period. If any portion of this RSU Award lapses, is forfeited or expires, no dividend equivalents will be credited or paid on such portion. Any payment of dividend equivalents will be reduced to the extent necessary for the Company to satisfy any tax or other withholding obligations. No voting rights apply to this RSU Award.
C. Distribution. Upon the expiration of the Restricted Period if you are then employed, you will be entitled to receive a number of shares of Merck common stock equal to the number of RSUs that have become unrestricted and the dividend equivalents that accrued on that portion. Prior to distribution, you must deliver to the Company an amount the Company determines to be sufficient to satisfy any amount required to be withheld, including applicable taxes. The Company may, in its sole discretion, withhold from the RSU Award distribution a number of shares to pay applicable withholding (including taxes).
D. 409A Compliance. Anything to the contrary notwithstanding, no distribution of RSUs may be made unless in compliance with Section 409A of the Internal Revenue Code or any successor thereto. Specifically, distributions made due to a separation from service (as defined in Section 409A) to a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, to the extent required by Section 409A of the Code will not be made until administratively feasible following the first day of the sixth month following the separation from service, in the same form as they would have been made had this restriction not applied; provided further, that dividend equivalents that otherwise would have accrued will accrue during the period during which distribution is suspended.
II. TERMINATION OF EMPLOYMENT
If your employment with the Company is terminated during the Restricted Period, your right to this RSU Award will be determined according to the terms in this Section II.
A. General Rule. If your employment is terminated during the Restricted Period for any reason other than those specified in the following paragraphs, this RSU Award (and any accrued dividend equivalents) will be forfeited on the date your employment ends. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.
B. Sale. If your employment is terminated during the Restricted Period and the Company determines that such termination resulted from the sale of your subsidiary, division or joint venture, the following portion of your RSU Award and accrued dividend equivalents will be distributed to you at such time as it would have been paid if your employment had continued: one-third if employment terminates on or after the Grant Date but before the first anniversary thereof; two-thirds if employment terminates on or after the first anniversary of the Grant Date but before the second anniversary thereof; and all if employment terminates on or after the second anniversary of the Grant Date. The remainder will be forfeited on the date your employment ends. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.
C. Involuntary Termination. If your employment terminates during the Restricted Period and the Company determines that your employment was involuntarily terminated on or after the first anniversary of the Grant Date and during the Restricted Period, a pro rata portion (based on the number of completed months held prior to the date your employment terminated) of your RSU Award and accrued dividend equivalents will be distributed to you at such time as they would have been paid if your employment had continued. The remainder will be forfeited on the date your employment ends. An “involuntary termination” includes termination of your employment by the Company as the result of a restructuring or job elimination, but excludes non-performance of your duties and the reasons listed under paragraphs B, or D through G of this section. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.
D. Retirement. If you terminate employment during the Restricted Period by retirement on or after the same day of the sixth month after the Grant Date, then this RSU Award will continue and be distributable in accordance with its terms as if employment had continued and will be distributed at the time active RSU Grantees receive distributions with respect to this Restricted Period. If your Retirement occurs before the same day of the sixth month after the Grant Date, then this RSU Award and any accrued dividend equivalents will be forfeited on the date your employment ends. For participants in a U.S.-based tax-qualified defined benefit retirement plan, “retirement” means a termination of employment at a time that qualifies as a disability, early, normal or late retirement according to the terms of that plan as in effect from time to time. For other grantees, “retirement” is determined by the Company. If your employment is terminated as described in this paragraph and you are later rehired by the Company or JV, this grant nevertheless will expire according to this paragraph notwithstanding such rehire.
E. Death. If your employment terminates due to your death during the Restricted Period, all of this RSU Award and accrued dividend equivalents will be distributed to your estate as soon as possible after your death.
F. Misconduct. If your employment is terminated as a result of your deliberate, willful or gross misconduct, this RSU Award and accrued dividend equivalents will be forfeited immediately upon your receipt of notice of such termination.
G. Disability. If your employment is terminated during the Restricted Period and the Company determines that such termination resulted from inability to perform the material duties of your role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in your death, whether or not you are eligible for disability benefits from any applicable disability program, then this RSU Award will continue and be distributable in accordance with its terms as if employment had continued and will be distributed at the time active RSU Grantees receive distributions with respect to this RSU Award.
H. Change in Control. If the Company involuntarily terminates your employment during the Restricted Period without Cause before the second anniversary after the closing of any change in control, then this RSU Award will continue in accordance with its terms as if employment had continued and will be distributed at the time active RSU Grantees receive distributions with respect to this RSU Award. If this RSU does not remain outstanding following the change in control and is not converted into a successor RSU, then you will be entitled to receive cash for this RSU in an amount equal to the fair market value of the consideration paid to Merck stockholders for a share of Merck common stock in the change in control payable within 30 days of the closing of the change in control. On the second anniversary of the closing of the change in control, this paragraph shall expire. Change in control is defined in the Merck & Co., Inc. Change in Control Separation Benefits Plan (excluding an MSD Change in Control), but if RSUs are considered “deferred compensation” under Section 409A of the Internal Revenue Code, the definition of change in control will be modified to the extent necessary to comply with Section 409A.
I. Joint Venture. Employment with a joint venture or other entity in which the Company has a significant business or ownership interest is not considered termination of employment for purposes of this RSU Award. Such employment must be approved by, and contiguous with employment by, the Company. The terms set out in paragraphs A-H above apply to this RSU Award while you are employed by the joint venture or other entity.
III. TRANSFERABILITY
This RSU Award is not transferable and may not be assigned or otherwise transferred.
IV. ADMINISTRATION
The Committee is responsible for construing and interpreting this grant, including the right to construe disputed or doubtful plan provisions, and may establish, amend and construe such rules and regulations as it may deem necessary or desirable for the proper administration of this grant. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this grant shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be final, binding and conclusive upon the Company, all eligible employees and any person claiming under or through any eligible employee. All determinations by the Committee including, without limitation, determinations of the eligible employees, the form, amount and timing of incentives, the terms and provisions of incentives and the writings evidencing incentives, need not be uniform and may be made selectively among eligible employees who receive, or are eligible to receive, Incentives hereunder, whether or not such eligible employees are similarly situated.
V. GRANTS NOT PART OF EMPLOYMENT CONTRACT
Notwithstanding reference to grants of incentives in letters offering employment or in specific employment agreements, incentives do not constitute part of any employment contract between the Company or JV and the grantee, whether the employment contract arises as a matter of agreement or applicable law. The value of any grant or of the proceeds of any exercise of incentives are not included in calculating compensation for purposes of pension payments, separation pay, termination indemnities or other similar payments due upon termination of employment.
VI. Noncompetition Period
Until the third anniversary of the grant date (the “Noncompetition Period”) you agree to refrain from being connected in any manner with a Competitor (as hereinafter defined) (whether directly as an individual or in the capacity of a director, officer or employee of, debt or equity investor in, or consultant or other independent contractor to, a Competitor, or indirectly through direct or indirect ownership, management, operation or control of a person that is a Competitor); provided that in no event shall ownership of 1% or less of the outstanding equity securities of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this requirement, so long as you do not have, or exercise, any rights to manage, operate or control the business of such issuer. “Competitor” means any person, company or other entity that discovers, develops, markets or sells pharmaceutical or biological products or vaccines anywhere in the world as well as their parents, subsidiaries, affiliates and successors. During the Noncompetition Period, you agree to notify the Company of your then current employment status. You may, at any time during the Noncompetition Period, request that the Company waive this provision by sending a written request to the Company’s General Counsel which request must include the name of the company for whom you would like to work and the nature of your proposed employment, provided, however, that you understand and agree that the decision whether to grant any such requested waiver will be determined by the Company in the exercise of its sole discretion and that no such waiver will be effective unless and until granted in the form of a signed, written communication from the Company to you. In the event you breach this provision, this RSU grant will expire immediately.
VII. NON SOLICITATION
You agree that during the Noncompetition Period, you will not solicit, entice, persuade, induce or otherwise attempt to influence any Merck Employee (as defined below) to leave the employ of Merck, its subsidiaries, affiliates or joint ventures, by (i) making initial contact with a Merck Employee for such purpose or engaging in discussion with a Merck Employee about such purpose or result, (ii) causing any other person to make initial contact with a Merck Employee for the purpose of soliciting, enticing, persuading or inducing them to leave the employ of Merck, its subsidiaries, affiliates or joint ventures or (iii) providing any other person information about any Merck Employee for the purpose of recruitment of that employee. “Merck Employee” means any person who, at the time of the action, is, or at anytime in the preceding six months was, employed by Merck & Co., Inc. or any of its subsidiaries, affiliates or joint ventures. Notwithstanding anything to the contrary above, nothing in this parargraph would prevent you from serving as a personal reference for a Merck Employee upon request of the Merck Employee, provided that the reference is provided to a person, company or other entity with whom you have no business relationship. In the event you breach this provision, this RSU grant will expire immediately.
This RSU Award is subject to the provisions of the 2010 Incentive Stock Plan. For further information regarding your RSU Award, you may access the Merck Global Long-Term Incentives homepage via http://onemerck.com
Unless you notify the Company in writing that you wish to refuse this grant within 60 days of the Grant Date, you will be deemed to acknowledge that you have read, understood and agree to all of the terms, conditions and provisions of this document and the Merck & Co., Inc. 2010 Incentive Stock Plan.
If you wish to reject this grant, you must send your written notice of rejection to the Company at:
Attention: Global Executive Compensation and Benefits
Merck & Co., Inc.
One Merck Drive, WS1F-38
Whitehouse Station, New Jersey, U.S.A. 08889

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